                                                                   Exhibit 10.10
                                                                  Cade 1995 10-K

                                   AGREEMENT

                                    between

                           AUTO-AIR COMPOSITES, INC.
                              OF LANSING, MICHIGAN




                                      and



                                 LODGE NO. 2184
                           INTERNATIONAL ASSOCIATION
                                 OF MACHINISTS





                                 March 15, 1995

                                     INDEX

ARTICLE                               TITLE                                PAGE
-------------------------------------------------------------------------------
                        Preamble  . . . . . . . . . . . . . . . . . . .       1
                        Equal Employment Opportunity  . . . . . . . . .       1

                        Management Rights   . . . . . . . . . . . . . .       1

I                       Appropriate Bargaining Unit   . . . . . . . . .       2

II                      Recognition and Union Shop  . . . . . . . . . .       2

III                     Coverage  . . . . . . . . . . . . . . . . . . .       4

IV                      Check-Off   . . . . . . . . . . . . . . . . . .       4

V                       Representative  . . . . . . . . . . . . . . . .       5

VI                      Grievance Procedure   . . . . . . . . . . . . .       7
                        Policy Grievances   . . . . . . . . . . . . . .       8

VII                     Seniority   . . . . . . . . . . . . . . . . . .       9
                        Job Bid Procedure   . . . . . . . . . . . . . .      12
                        Training Procedure  . . . . . . . . . . . . . .      14
                        Shift Preference  . . . . . . . . . . . . . . .      16
                        Part Time, Temporary and Student Employees  . .      16

VIII                    Leaves of Absence   . . . . . . . . . . . . . .      17

IX                      Work Day, Work Week, Overtime Pay and
                           Shift Premium  . . . . . . . . . . . . . . .      19

X                       Reporting Time and Call Back Time   . . . . . .      22

XI                      Paid Holidays   . . . . . . . . . . . . . . . .      23

XII                     Group Insurance, Hospital and Welfare Plan  . .      24

XIII                    Classification and Minimum Rates of Pay   . . .      27

XIV                     Vacations   . . . . . . . . . . . . . . . . . .      28



XV                      Safety and Sanitation   . . . . . . . . . . . .      30

XVI                     Funeral Leave   . . . . . . . . . . . . . . . .      31

                                     INDEX

ARTICLE                                                       TITLE        PAGE
-------------------------------------------------------------------------------
XVII                    General Provisions  . . . . . . . . . . . . . .      32

XVIII                   Leadman and Leadwoman   . . . . . . . . . . . .      35

XIX                     Alteration of Agreement   . . . . . . . . . . .      35

XX                      Obligation for Continuation of Service  . . . .      36

XXI                     Employment Pension Plan   . . . . . . . . . . .      36

XXII                    Profit Sharing Plan   . . . . . . . . . . . . .      38

XXIII                   Cost of Living Allowance  . . . . . . . . . . .      40

                        Classification and Rates of Pay   . . . . . . .      42
                        Exhibit "B"   . . . . . . . . . . . . . . . . .      46
                        Progression Rates of Pay  . . . . . . . . . . .      47
                        Merit Progression   . . . . . . . . . . . . . .      47

XXIV                    Duration and Term of Agreement  . . . . . . . .      50

                        Letters of Understanding  . . . . . . . . . . .      51

                        Attachment #1   . . . . . . . . . . . . . . . .      54

                        Exhibit "C"   . . . . . . . . . . . . . . . . .      56

                                   AGREEMENT
                                    PREAMBLE


        This Agreement made and entered into this 15th day of March, 1995. By and between the AUTO-AIR COMPOSITES, INC., OF LANSING, MICHIGAN, hereinafter referred to as the "Company" and Lodge No. 2184 of the INTERNATIONAL ASSOCIATION OF MACHINISTS, AFL-CIO, hereinafter referred to as the "Union".

        The purpose and intent of the Agreement is to promote harmonious industrial labor relations between the Company and the Union, in all matters pertaining to wages, hours, rates of pay, working conditions and other conditions of employment and the handling and adjustment of grievances.

EQUAL EMPLOYMENT OPPORTUNITY

The Company shall provide equal employment opportunity without regard to race, color, religion, sex, national origin, height, weight, handicap unrelated to employment, or marital status. Equal employment opportunities shall relate to all phases of employment, including, but not limited to, recruitment, hiring, placement, promotion, demotion or transfer, layoff, recall, discipline and discharge, rates of pay benefits, selection for training, and use of facilities. Affirmative action shall be taken to ensure the fulfillment of equal employment opportunity, consistent with the requirements and objectives set forth by Presidential Executive Order 11246, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Vocational Rehabilitation Act of 1973, the Elliot-Larsen Civil Rights Act, and the Michigan Handicappers, Civil Rights Act.

MANAGEMENT RIGHTS

Subject to the terms and provisions of this Agreement the Company reserves and retains all rights to manage and operate the Company's operations and business affairs.

The Company hereby retains and reserves onto itself, all powers, rights, duties, and responsibilities conferred upon and vested in it the laws and the constitutions of the State of Michigan and of the United States.

The Company hereby agrees that in exercising any of the above rights it will not violate this Agreement and/or any addendum that may attach thereto.

                                   ARTICLE I

APPROPRIATE BARGAINING UNIT

1.1

The appropriate unit for the purpose of collective bargaining under the Agreement shall be "all full time, and part-time, production and maintenance employees of the Company, but excluding office clerical employees, plant executives, engineering department employees, students employed a maximum of fifteen (15) hours per week or less, supervisors, foremen and guards as defined in the Act". The Company shall not employ more than three (3) such students and shall not allow them to work overtime and they shall be laid off before any bargaining unit employees are laid off.

Moreover, the students' rate of pay shall not exceed the minimum rate as provided in Exhibit A of this Agreement and their work will be confined to non-production areas.

1.2

The Company will bargain collectively with the Union in respect to wages, hours, rates of pay and all other conditions pertaining to employment for all the employees in the appropriate unit hereinafter set forth.

1.3

The bargaining unit described above, shall include among others, all employees engaged in the making, assembling, erecting, dismantling and repairing of all machinery, tools, fixtures and equipment and/or parts thereof, of all descriptions by the Company, on or off its premises.

                                   ARTICLE II

RECOGNITION AND UNION SHOP

2.1

The Company recognized the Union as the sole and exclusive bargaining representative of all the employees in the "appropriate unit" described above for the purpose of collective bargaining under the terms and conditions of this Agreement.

2.2

All present employees covered by this Agreement who are members of the Union on the effective date of this Agreement shall remain members in good standing as a condition of continued employment; and, all present employees covered by this

Agreement who are not members of the Union on the effective date of this Agreement and all employees who are hired hereafter shall become and remain members of the Union in good standing as a condition of continued employment on the sixtieth (60) day worked following the beginning of their employment, or on the sixtieth (60) day worked following the effective date of this Agreement, whichever the case may be. Membership in the Union for the purpose of the above provision is defined to mean the payment of the Union initiation fee, reinstatement fee if applicable, and periodic membership dues uniformly required of all members.

2.3

The Company will, within five (5) working days, after receipt of notice from the Union, discharge any employee who is not in good standing in the Union, as required by the preceding paragraph.

2.4

When new employees are hired, the Company shall furnish the Union, within five
(5) days the name of the new employees, the starting rate of pay, classification and shift on which the new employee will work and the job to be performed by the new employee.

2.5

The Union shall indemnify and save the Employer harmless against any and all claims, demands, suits, costs or other forms of liability of any kind or nature that may arise out of or by reason of action by the Employer taken for purposes of complying with this or any other Article related to Union security, expressly excluding, however, any damages, suits, or other forms of liability which are the proximate result of the Employer's own negligence and/or fault.

In consideration for this "save harmless" and/or indemnification clause, the Company agrees that the Union shall maintain the exclusive right to defend, settle, mitigate damages, litigate and/or take whatever action is necessary or it deems proper with respect to a person who sues the Company under the National Labor Relations Act through attorneys of its own choosing and at its own discretion, but, in any event, if the Company unilaterally determines that it desires attorneys to represent it in defense of such actions, it shall do so at its own cost and not at the cost of the Union. It is further agreed that the Company shall promptly notify the Union of any such action when and if filed and the Union shall, at its own option, defend such actions and/or settle under the circumstances above described.

                                  ARTICLE III

COVERAGE

3.1

The provision of this Agreement shall be binding upon the Company and its successors and assigns and all of the terms and obligations herein contained shall not be affected or changed in any respect by the consolidation, merger, sale, transfer or assignment of the Company of any, or all, of its property, or affected or changed in any respect by any change in the legal status, ownership or management of the Company.

3.2

This Agreement shall cover all future plants which the Company may operate during the terms of this Agreement or any extension thereof, including all plants operated as the result of expansion or change.

                                   ARTICLE IV

CHECK-OFF

4.1

At the time of hire the Company will have the employees sign check-off forms and applications for membership in the Union, and be given a copy of the current labor Agreement. Upon receipt of the signed authorization card of the employee involved, the Company shall deduct from the employee's paycheck, on the first day after receipt of such authorization, the established Union initiation fee and/or a reinstatement fee, and thereafter on the first regular payday in each month, the regular established current monthly dues and assessments payable by the employee to the Union, during the period provided for in said authorization. The sums thus deducted shall be remitted to the Financial Secretary-Treasurer of the Union not later than the fifteenth (15) of the month in which such dues were deducted. The Company will furnish the Financial Secretary-Treasurer of the Union monthly with an alphabetical record of those employees for whom deductions have been made and the amounts of the deductions.

4.2

If any such employee shall have insufficient earnings or no earnings during the stipulated pay period when the regular deduction would otherwise be made, then a make-up deduction shall be made on the next succeeding pay period in which the employee shall have earned fifty (50) percent or more of his/her normal weekly wage.

                                   ARTICLE V
REPRESENTATIVE

5.1

The Union shall be represented in the following manner:

(a) A Bargaining Committee person or persons, as provided in Article VI, shall represent employees on all shifts, except that if no Committee person is working on a second or third shift, a Steward shall represent those employees.

(b) Bargaining Committee composed of five (5) employees, one (1) of whom shall be designated as chairman.

(c)     International Representatives.

5.2

It is understood that Stewards and Committeemen have a job of work to do, therefore, except of time spent on legitimate Union business concerning this Agreement, it is expected they will perform their regular work. This shall not be construed to deny employees Union representation at any time.

(a) When leaving their department for the purpose of discussing or handling grievances or other Union matters, Union Representatives and other employees will first notify their respective immediate supervisor or another supervisor or the Plant Manager, if the foregoing are immediately available. Upon entering another area, they will also notify (when immediately available) the immediate supervisor of the area they are entering.

        It shall be the responsibility of the person leaving his or her department pursuant to this Article to advise the supervisor of the general nature of the Union business involved, if known. This, however, shall not require the disclosure of the complete or specific details. A person who is engaged in a "Hot Job" that requires their continued attention shall attempt to conclude the job. However, this shall not apply in the event of urgent Union business, such as meetings and phone calls to and from the International Representative, nor shall it be the rule, but rather the exception. The term "Hot Job" as used hereinabove shall be defined as a critical job of work necessitating continued performance in order to meet an emergency time schedule.

(b) Union Representatives and any employees who leave their departments for Union Business shall punch out on a Union Business Time Card while attending to Union Business and shall punch in upon returning to their job.

(c) It is agreed that nothing contained in this Article will operate to interfere with the rights of Union Representatives to legitimately represent its members.

(d) All representatives and aggrieved employees will be paid their applicable rate of pay for all time spent resolving grievances or attending any meetings relating to the administration or enforcement of this Contract.

5.3

A Committeeperson shall handle grievances at step one (1), except that in the absence of a Committeeperson on a second or third shift, a Steward shall handle grievances at step one (1). The Bargaining Committee shall handle grievances at steps two (2), three (3) and four (4) of the grievance procedure provided for in Article VI, and any other special meetings which may be called by the Company or the Union for the purpose of discussing those compelling urgent matters effecting either party. In such cases, the parties agree to meet, if possible, within one (1) hour after the time either party calls such a meeting. If, however, such meeting cannot be held in the above prescribed time, then the meeting will be held as soon as possible but in no event exceed two (2) regular scheduled work days.

5.4

All information pertaining to Union employees for the purpose of collective bargaining or handling of grievances shall be made available to the Union Representative requesting such information immediately or as soon as possible after request is made.

5.5

The Union will give the Company a list of Stewards and Committeemen kept currently up to date.

5.6

The Company agrees that any accredited Representatives of the Union have the right to communication and/or enter the premises of the plant during working hours for the purpose of representation and consultation concerning this Agreement upon presenting themselves at the office, or with prior notice. Phone calls to the appropriate on duty employee(s) will be expedited.

                                   ARTICLE VI

GRIEVANCE PROCEDURE

6.1

Should disputes or grievances arise between the Company and the Union or between the Company and any employee covered by this Agreement, concerning the affect, interpretation, application, claim or breach or violation of any of the provisions of this Agreement, or should any other dispute arise hereunder, negotiations for the settlement of the dispute or grievances shall be held in accordance with the following grievance procedure:

Step 1: The dispute or grievance shall be taken up verbally between the employee involved and his/her Union Representative and the immediate supervisor within ten (10) working days after the occurrence of the event upon which it is based or the employee has knowledge thereof. If a satisfactory settlement is not reached within one (1) working day at this step, then the dispute or grievance shall be reduced to writing, on a grievance form, over the signature of the aggrieved employee and shall then be submitted to the supervisor. The supervisor shall answer in writing within four (4) working days from receipt of the written grievance and shall return the grievance to the Union Committee.

Step 2: If a satisfactory agreement is not reached in Step #1, the Union Committee may within five (5) working days from receipt of the supervisor's answer submit the grievance to the Personnel Director for settlement. A meeting shall be held within three (3) working days following the submission of the grievance to this step of the procedure. If a satisfactory settlement is not reached at this Step #2 meeting, then the grievance may be referred to Step #3 below.

Step 3: The Committee shall call in its outside representatives of the Union, who shall meet with the authorized representatives of the Company and the committee to effect a satisfactory settlement of the dispute or grievance within twenty (20) working days.

Step 4: In the event the grievance is not satisfactorily settled in the third step, the Union may within the next thirty (30) regular scheduled working days submit the matter to arbitration by the American Arbitration Association in accordance with its voluntary Labor Arbitration rules, then obtaining, or the matter shall be deemed to be resolved. The Arbitrator shall have no authority to add to, subtract from, change or modify any provisions of the Agreement or any supplement thereto between the parties. The decision of the Arbitrator shall be final and binding upon both parties. Nothing contained herein shall be construed to limit the authority of the

        Arbitrator in his/her own judgment, to sustain, revise or modify any alleged unjust discharge or discipline that may reach this stage of grievance procedure. At the request of either party the Arbitrator, under appropriate circumstances to be determined by the Arbitrator, shall retain jurisdiction over his/her Arbitration Award. The expenses and fees of the American Arbitration Association shall be shared equally by the parties hereto. The expenses and fees of the Arbitrator shall be paid by the party failing to obtain the remedy sought. In the event neither party shall obtain the remedy sought, then the expenses and fees of the Arbitrator shall be shared equally.

6.2

Grievance Time Limits. The time limits at any step of the grievance procedure may be extended by mutual agreement in writing and signed by both parties. In the event the Union does not appeal a grievance from one step to another within the time limits specified in the various steps, the grievance shall be considered as having been withdrawn without precedent. In the event a grievance is not heard and/or answered by the Company within the stipulated time limits established for same, the Union shall give the Personnel Director and the applicable Plant Manager written notice that such time limit has not been met. The Company shall have one (1) work day from receipt of this written notice to hear and/or answer the grievance. If such hearing and/or answer is not provided within this period, the grievance shall be considered granted, except if such failure is due to reasons proven beyond the control of the Company.

POLICY GRIEVANCES

A policy grievance filed on behalf of or affecting three (3) or more employees or the entire plant by the Union Shop Committee shall be referred directly to the second step of the grievance procedure.

The Company agrees not to discharge or discipline any employee without sufficient and just cause. If an employee is discharged, the Company shall state the cause for discharge in writing to the employee, and shall also notify the Chairman of the Committee and furnish him with a copy of the reason for discharge. The discharged employee shall, if he so requests, be granted an interview with the Chairman of the Committee before leaving the Plant, and the employee shall have five (5) days excluding Saturdays, Sundays and listed holidays within which to request a hearing or file an appeal on this case. The Company shall grant such hearing within seventy-two (72) hours. If a satisfactory settlement is not reached at such hearing, then the matter shall proceed to step three (3) of the grievance procedure as outlined-in paragraph 6.1.

                                  ARTICLE VII

SENIORITY

7.1

(a) Seniority. Seniority is defined as total continuous length of employment with the Company and shall be determined from the last date of hire, and shall be applied as set forth in this Agreement. Seniority used herein is further defined as the relationship between the employees in the bargaining unit, and to protect and secure an employee's rights in relation to the rights of other employees. Plant wide seniority in the unit shall prevail and the principal of seniority shall govern and control all cases of promotion within the unit, transfers, shift preference, preferred vacation periods, filling of vacancies or newly created jobs and the decrease in the work force, providing the senior employee can perform the available work in the average or normal manner after a fair and reasonable trial period with assistance and instruction.

(b) When there is a reduction in the work force, senior employees may volunteer to accept a layoff pursuant to the following rules: 1) A notice shall be posted on the shop bulletin board indicating the estimated number of voluntary layoff positions available and the expected duration thereof. 2) From among those employees responding to the notice the most senior of such employees, subject to retention of necessary skills, shall be laid off. 3) At the end of the layoff period, such employee(s) may elect (subject to necessary skill requirements) to remain on layoff status if need be or exercise their seniority by returning to their respective classification, seniority permitting, if not, then to a different classification. 4) After the process referred to in 3) immediately above is completed, additional voluntary layoffs may be offered following the same procedure, and so on.

(c) Entering Skilled Classifications. To enter any skilled classification as defined in subparagraph 7.8(h) by bumping on layoff or recall from layoff, an employee must pass the applicable test referred to in subparagraph 7.8(h). After passing the test such employee shall be subject to the trial period as provided under subparagraph 7.8(9).

(d) Retention/Training. A junior employee involved in a work force reduction who has started a job or program or has been working on that job for a minimum of three (3) weeks, may be retained for an additional two (2) weeks to either complete the job or train for an adequate replacement.

(e) Notice. Except for reasons beyond the Company's control, the Company shall give five (5) working days notice to the Committee of all layoffs. The Company shall give as much advance notice as possible to the Committee of all recalls, transfers and rate changes.

(f) In recalling voluntarily laid-off employees back to work from layoff, or those employees back to their classifications from transfer as the result of layoff or lack of work as provided under paragraph 13.3, the more senior of such employee(s) may elect (subject to necessary skill requirements) to waive recall back to work or back to their classification, and thus remain on layoff or remain in the classification to which transferred whichever the case may be. Employees on voluntary layoffs must return to work or to their respective classifications, whichever the case may be, when all less senior employees have returned and a further recall need arises.

(g) Except for employees on voluntary layoffs, recalled employees or employees temporarily transferred due to layoffs must return to work from layoff or to their respective classification when recalled. The recalled employee shall have five (5) work days in which to report for work following layoff after having received notification from the Company. If such laid-off employee fails to report within this period, the employee shall lose all rights of seniority, unless the employee is temporarily incapacitated, preventing the employee from responding, in which case the employee shall be recalled to work as soon as the employee's health will permit.

(h) Rate. An employee transferred to a job classification under this article shall be paid in accordance with paragraph 13.3 temporary transfer rate of pay, or the rate level achieved in the classification by prior on the job experience (provided such experience occurred within the last twenty-four (24) months), whichever is greater.

7.2

No new employees shall be hired while qualified laid-off employees are available and willing to return to work. Jobs of an emergency nature may be filled temporarily at once by those employees next in line of seniority, pending the return of qualified laid-off employees who have been notified to return to work. In all cases of layoff other than temporary, the Company will give the employee's affected by this reduction, twenty-four (24) hours notice excluding Saturdays, Sundays and designated holidays. Any employee so notified must, prior to actual layoff, notify the personnel department of his/her request to exercise his/her seniority consistent with his/her ability and qualifications.

7.3

A list of the regular full time employees in the unit and also a list of the temporary or part-time employees shall be prepared by the Company, stating the date of hire, and classification of each employee. These lists shall be posted in the plant for thirty (30) days, during which time corrections may be made by the Company and/or Committee based on facts. After the thirty (30) days posting period, during which time corrections shall be made, the lists shall then become the official Seniority Lists for the purpose of this Agreement. New employees, hired after the effective date of this Agreement as regular full time employees, shall be considered as probationary employees for the first sixty (60) days worked, after which their names shall be placed on the regular full time Seniority List and their seniority shall date from the last date of hire. The above probationary period shall not be extended beyond the sixty

(60) days of work, nor will the Company make a request therefor. The Seniority List shall be revised from time to time by adding the names of new employees and deleting the names of employees who have been terminated or quit. The Company will notify the Union in writing of any change in the status of temporary or parttime employees and part-time employees shall only acquire seniority within their own group as such. For purposes of completing the probationary period, an employee shall be considered to have a "day worked" during any day the employee actually works at least seventy-five percent (75%) of the employee's scheduled hours not to exceed eight (8) hours. In the event that two or more employees have the same last date of hire, their seniority order shall be determined by a coin toss.

7.4

Notwithstanding their position on the Seniority List, the shop Committee and department Stewards shall rank at the top of the seniority list during his and/or her terms of office for the purpose of layoff and shift preference. The senior employee on outside contract or road jobs shall be the acting Steward on such job.

7.5

Employees who have served their probationary period, and then lose their seniority for any reason, shall, upon being rehired, be required to serve another probationary period, and they shall receive the current rate of pay for the job classification in which they are rehired.

7.6

The Company will comply with its legal obligations, as provided in the Selective Service & Training Act of 1948 as amended, with respect to the Seniority and re-employment of employees who volunteer or are inducted into the Land, Naval or Air Force of the United States of America, pursuant with such act.

7.7

Seniority shall be terminated for the following reasons only:

1.      Voluntary quit, resignation or retirement.

2.      Discharge for sufficient and just cause.

3. The employee has been laid off for a period of twenty-four (24) consecutive months or equal to the employee's accumulated seniority to a maximum of forty-eight (48) consecutive months.

4. The employee accepts work elsewhere with another employer during a leave of absence, without permission from the Company and the Committee.

5. The employee fails to report, or is absent from work for three (3) consecutive work days without notifying the Personnel Department, or without calling the designated telephone number for such purpose, except where he/she failed to give the above notification for good cause. It is understood that for reasons beyond the control of the employee, such notifications may be given by another person.

6. The laid off employee has failed to report for work pursuant to paragraph 7.2.

7. The employee has failed to report for work or give proper notice following the expiration of an approved leave of absence pursuant to paragraph 8.5.

8. The employee has failed to report for work or give notice as required by paragraph 8.5, following a nonoccupational or occupational leave taken pursuant to paragraph 8.3.

JOB BID PROCEDURE

7.8

(a) All job openings not filled by the recall procedure shall be posted showing the classification, rate, department, location and shift, for a forty-eight (48) hour period. A job opening is defined in the following manner: When work in a classification is performed or needed more than fifty (50) percent of the time, the job will be filled on a permanent basis. When a new job classification is instituted, such classification shall be posted for bid regardless of (g) below.

(b) An opening in a classification which has not been active for a period of at least six (6) months shall be posted as in (a) above unless the job can be filled by recalling an employee whose original classification is that of the opening.

(c) Job openings will be posted as they become available. Employees bidding on an opening will turn in their bid to the Personnel Department and at that time, will be given a receipt acknowledging such bid.

(d) An employee bidding on more than one job at the same time shall indicate his/her order or preference of job on bids.

(e) Seniority shall rule in the selection of employees who have the physical fitness and ability in learning to perform the work with supervision and instruction.

(f) When an employee successfully bids on a job, he/she may not bid on another job for six (6) months except by mutual agreement. If an employee bids on a job and is unsuccessful in filling that job after the trial period, he/she shall not have the right to bid on another job for six (6) months except by mutual agreement. This does not preclude an employee from filing a grievance if the employee feels his/her rights have been denied under this clause.

(g) Pursuant to (e) above, up to fifty (50) working days, depending on the complexity of the job, shall be allowed for the employee to demonstrate his/her skills and ability on all job bids, permanent transfers or layoffs.

(h) "Skilled classifications" for purposes of this paragraph shall be Model Making, Welding, Machinists, Inspection, Jig & Fixture, Mold Builder, and Electrical Maintenance. In determining ability, under (e) above for skilled classifications, such bidding employees may be given a written test prior to being placed on the job in order to help to determine ability. To qualify, the bidder must pass a test mutually agreed to by the parties verifying basic skills including shop math, blueprint reading, and reading and understanding measuring devices relevant to the job classification. It is understood that such test shall not be the exclusive factor in determining ability, nor shall it supersede seniority rights. Rather, it is for the purpose of determining whether the bidding employee(s) have the minimum ability to meet the expectations contained in this section.

(i) In the event there are no bidders for a skilled classification who have the above referred to qualifications and who have demonstrated same, then the Company agrees to give preference to training present employees for jobs in a skilled classification in accordance with the training procedure provided in paragraph (j) below.

(j)     Training Procedure

        The job opening referred to in subparagraph (i) shall be posted as a trainee position on the bulletin board for forty-eight (48) consecutive hours (weekends and holidays excluded) indicating that a reasonable amount of training will be given to the successful bidder. If there are less such bids than are required, written notice of the opening shall be provided by mail to all laid-off employees on the recall list. Any interested laid-off employees shall have six (6) calendar days from the date of mailing of the notice to bid on the posting. From among those employees signing the second posting, the job opening shall be awarded to the employee bidding therefor who has the most seniority who can learn to perform the requirements as indicated by a mutually agreed upon written test. The employee thus awarded the job in the classification shall be transferred thereto as soon as reasonably possible after the award is made and will be allowed up to ninety (90) working days to demonstrate that he/she has the aptitude for and will be able to learn to satisfactorily perform the duties of the job in the classification into which he/she bid with reasonable training. The employee shall not be subject to shift bumping during this period. It is understood that where a chain of bidding results from an initial bid, it may not be practicable to effectuate transfers to the bid jobs until after all successful bidders in such chain of bids are ascertained. In no event, however, will a bidding employee be denied transfer to the bid job for more than fifteen (15) working days without mutual agreement between the Union Committee and Management. The Union agrees it will not unreasonably deny management's request for an extension. With reference to training employees for skilled classification trainee positions, in addition to subparagraph (i) below, where there is an urgent necessity to fill the job and not adequate time to train present employees, then the Company may hire a qualified employee from the outside to fill such job. If the Company is unable to hire a qualified employee within thirty (30) working days, after the posting, the job opening shall again be posted for forty-eight (48) working hours providing for a reasonable amount of training to be given to the senior bidder as provided above.

        (i)      Pursuant to paragraph (j), above, it is agreed that once two
                 (2) bidders have been placed as trainees on such jobs, the Company may hire without posting a qualified employee from the outside, i.e., a two-to-one ratio. Such nonposting shall be allowed only in the event of an outside hiring pursuant to the two-to-one ratio, and prior written notice shall be provided to the Committee. The first two slots shall be filled by then current employees in accordance with the provisions contained herein. In the event there are no trainee bids or less such bids than are required, the Company shall be permitted to fill the respective-position(s) with a newly-hired employee(s), provided such hiring is done within thirty (30) working days, and such employee passes the applicable test.

        (ii) Reference to an employee being allowed "up to fifty (50)" or"up to ninety (90)" working days does not mean that an employee who is lacking in the minimum qualifications will be allowed any period, nor that an employee who demonstrates during such period that he/she will not meet the expected requirements will be allowed to remain on such job for the full period designated.

        (iii) An employee who is awarded a job through the above-described bidding procedure who demonstrates during either the "fifty
                 (50)" or "ninety (90)" working day period that he/she does not meet the expected requirements, may be returned to the job classification from which he/she bid and shall not be awarded another job through the bidding procedure during the next succeeding six (6) months after being removed from the bid job.

        (iv) When an employee is disqualified in accordance with the provisions of subsection (ii) above, the job opening in the job classification from which he/she is removed shall be re-posted as a secondary posting (as described in the first paragraph of this section) if it is still necessary to fill such job opening.

        (v) Employees who bid for a job subject to training shall not be allowed to bid on another job until they have completed twelve
                 (12) months in that
                 job classification. In the event the Company deems it necessary to remove an employee as provided for in sub-section (ii) above, it will notify the Shop Committee if possible, of the reason for such removal before the employee is removed from the job. If the employee so removed disagrees with the Company's action, he/she may file a grievance with respect thereto, starting at the First Step of the grievance procedure.

        (vi) Employees who bid for and are awarded the job opening may not disqualify themselves for any reason, except for proven health problems. However, employees who bid for a job may withdraw their bid anytime prior to being awarded the job opening.

7.9

SHIFT PREFERENCE

(a) A shift preference slip must be completed, signed by the employee making the request, and presented to the Personnel Department.

(b) Such shift preference can be exercised only for changing to another shift in the employee's own job classification.

(c) A successful bidder for a job posting opening shall not be displaced by a shift preference request until completion of his/her first forty (40) days worked in the classification. The successful bidder will not be permitted to exercise his/her shift preference for six (6) months.

(d) An employee shall be permitted to exercise his/her seniority for shift preference over the least senior employee in that same job classification on another shift who is subject to bumping. The employee will transfer to the new shift at the start of a work week following seven (7) calendar days notice.

        A senior employee may exercise a shift preference request over a regular "full time" (probationary included), part-time or temporary employee, in accordance with this Paragraph 7.9, where a less senior employee is assigned to the preferred shift. Probationary employees are not subject to being bumped from their shifts for the first forty (40) days worked of their employment.

(e) An employee who exercised his/her shift preference pursuant to 7.9 shall not be eligible to do so again during the next succeeding six (6) months.

        In the event the Company decides to discontinue a shift in whole or in part, the employee(s) affected shall be given at least seven (7) calendar days notice.

7.10

PART-TIME, TEMPORARY, AND STUDENT EMPLOYEES

For purposes of this Agreement, "part-time" shall be defined as a minimum of eighteen (18) and a maximum of twenty-five (25) hours per week. Temporary employees shall be defined as being hired for a maximum of sixty (60) days worked. No more than ten (10) percent of the bargaining unit will be "part-time" employees, and no more than five (5) percent of the bargaining unit will be temporary employees. Except as provided below, part-time employees will receive one-half (1/2) the benefits of regular "full time" employees. Part-time employees will receive a full hourly pension contribution. Part-time employees are not eligible for profit sharing. Part-time employees will receive single person coverage for health and dental benefits. Temporary and student employees are not entitled to any of the benefits to which regular "full time" and "part-time" employees are entitled. Students and temporary employees are not entitled to work any overtime unless all regular "full time" employees in the Plant have been offered overtime. "Part-time" employees are entitled to work overtime provided that all regular "full time" employees in the same job classification have been offered overtime.

Temporary and student employees shall not accumulate seniority, and in the event of layoff or job classification reduction shall be the first laid off followed by probationary employees and then part-time employees in line with their seniority, which shall accrue to them on the basis of one (1) day for each two
(2) days accrued by regular "full time" employees.

                                  ARTICLE VIII

LEAVES OF ABSENCE

8.1

(a) Leaves of absence without pay for a reasonable period of time, usually not to exceed thirty (30) days, will be granted to employees covered by this Agreement for urgent, compelling and/or emergency reasons, and as otherwise granted by the Company. Extensions of such leaves not to exceed an additional thirty (30) days may be made provided such extended leaves do not seriously interfere with the orderly and necessary operation of the plant. Requests for leaves of absence shall be made in writing on duplicate forms. One (1) copy to be retained by the Company, and one (1) copy to be retained by the Union.

(b) Leaves of absence shall be granted to employees obligated to render jury service for such period of time as shall be required for the performance of such service. Any such employee(s) called for such jury service will receive the difference between the pay he/she received for such jury service and his/her applicable rate of pay computed on the basis of a forty (40) hour week and/or an eight (8) hour day. Employees shall present upon receipt of summons for any such jury service, the same to their supervisor.

(c) Leaves of absence shall be granted to employees called for military service in the National Guard or the Active Reserves for such period of time as shall be required for the performance of such service. Any such employee(s) called for such military service will receive the difference between the pay he/she received for such military service or his/her applicable rate of pay computed on the basis of a forty (40) hour week and/or eight (8) hour day up to a maximum of three (3) weeks each calendar year. Employees shall present upon receipt of call for any such military service the same to their supervisor.

(d)     Seniority shall accumulate during any leaves of absence.

8.2

Any employee in the unit who is appointed or elected to full time office in the Union may be granted an unpaid leave of absence for the terms of such office in the sole discretion of the Company. A leave of absence may be extended for a succeeding term of office. Employees granted such leaves(s) shall retain seniority in the bargaining unit during term of office or any other extension thereof, but shall not be entitled to any other benefits or privileges of employment, including but not limited to the continued accumulation of seniority.

8.3

No employee shall be terminated from the Company's payroll because of or on account of compensable industrial illness or injury, nor any illness and/or injury attributable to legitimate reasons, except that for nonoccupational leave related to injuries or illnesses, seniority shall cease after forty-eight
(48) continuous months disability, and for occupational leaves related to on the job injuries or illnesses, seniority shall cease after sixty (60) continuous months of disability. Benefits for occupational leave related to injuries or illnesses shall cease after twenty-four (24) months disability. Benefits for nonoccupational leave other than job seniority shall cease after twelve (12) months disability.

Such employee shall be returned to the job classification he/she occupied immediately prior to his/her leave provided he/she has the then present physical ability to perform the work. If such employee is unable to return to his/her former job classification he/she shall be placed in a job classification, which he/she has the present physical ability and skill to perform provided he/she has the requisite seniority to occupy such job and shall be paid the rate applicable to the job on which he/she is placed. When such employee is physically able to return to the job classification he/she occupied prior to the leave, he/she shall be returned thereto, seniority permitting.

8.4

In the case of an employee granted a leave of absence for reasons of illness or disability, the employee shall provide the Company with a physician's release prior to his/her return to active employment.

The Company may require the examination of an employee on medical leave by a Company designated physician, but no more than once every thirty (30) days. The Company shall pay for the cost of all such examinations and any lost wages as a result thereof, if any.

8.5

Any employee who does not report from a leave of absence within three (3) working days of the scheduled date of return shall give notification to the Personnel Department within those three (3) working days. Except for urgent, compelling, and/or emergency reasons for his/her failure to report or give notice, the employee shall be deemed a voluntary quit and have no further rights to reemployment pursuant to this Agreement.

8.6

Leaves of absence shall not be taken for vacation purposes.

8.7

Employees shall be given copies of all pertinent information regarding the coverage of workmans' compensation of which they may be involved in or entitled to, moreover, the Company agrees to cooperate in assisting and assuring so far as it is able, all rights which the employees are entitled.

                                   ARTICLE IX

WORK DAY, WORK WEEK, OVERTIME PAY AND SHIFT PREMIUM

9.1

The established work day shall consist of eight (8) hours and the established work week shall consist of five (5) eight (8) hour days, Monday through Friday, inclusive. The starting time of the first (1) shift shall be 6:30 a.m., and the quitting time shall be 3:00 p.m., with one half (1/2) hour unpaid lunch period from 11:35 a.m. to 12:05 p.m. with a five (5) minute paid wash up period starting at 11:30 a.m. The starting time for the second shift shall be 3:00 p.m., except for Saturday when the starting time shall be 12:00 noon, where practicable, and the quitting time shall be 11:30 p.m., with one half (1/2) hour unpaid lunch period from 7:05 p.m. to 7:35 p.m. with a five (5) minute paid wash up period starting at 7:00 p.m. Each employee is expected to be in his/her work area and start work when the shift begins. The second paid wash up period for each respective shift shall begin five (5) minutes before the end of each employee's shift. Employees are expected to limit their wash up periods to five (5) minutes. If the Company has more than twelve percent (12%) of the workforce operating on a third shift all three shifts shall have a thirty (30) minute paid lunch period. Employees must remain on the premises during this paid lunch period. The shift starting and quitting times for certain individual employees may be altered (up to a maximum of 15% of the bargaining unit unless mutually agreed upon otherwise) for production purposes, at the management's discretion. The Committee hereby agrees not to act unreasonable in regard to such requirements. No employee shall be required to work outside of their established daily or weekly hours, without employee's consent.

9.2

In the event that overtime work is necessary, employees shall receive time and one-half (1-1/2) for all work performed over eight (8) hours on any one (1) of the first five

(5) regularly established work days. Time and one half (1-1/2) shall be paid for the first eight (8) hours on Saturday; Double (2) time shall be paid for all work performed after the first eight (8) hours on Saturdays and in excess of ten (10) hours in any one (1) of the first five (5) regularly established work days. Double (2) time shall be paid for all work performed on Sundays and the following designated holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday after Thanksgiving, Christmas Eve, Christmas Day and New Year's Eve.

9.3

In the event that it is necessary to work overtime on any job, the employee(s) on the job assignment in the job classification and shift shall be given the overtime work first, providing the employee(s) are regular employee(s) or regularly assigned to the job, where such overtime is required and has worked at least the last two (2) hours before the regular scheduled quitting time on such job, or who has performed the job the Friday before in the case of Saturday or Sunday overtime. The Company agrees to give as much advance notice as possible to employees of overtime opportunities in their classification with a minimum of two (2) hours prior to the scheduled start of their overtime. Employees who are not notified pursuant to the foregoing shall not be charged for such overtime not worked. Then:

All overtime work shall be distributed as equitably as possible among all employees as their skills will permit within their respective job classifications, and shifts. In order to fulfill the above, the Company will maintain an up-to-date overtime chart of all employees posting thereon all overtime hours worked and/or offered to employees. It is understood that the employees in the same job classification, and shift, with the least amount of overtime hours on the above chart will be offered to work the overtime, providing such assignment would not be detrimental to the progress or quality of any particular job. The Company will review overtime offered among the shifts on a regular basis for purposes of maintaining a reasonable balance of overtime opportunities. The Company agrees not to cancel scheduled overtime work without giving at least one (1) hour notice prior to the beginning of the scheduled overtime shift nor cancel in process overtime work except and to the extent beyond its control.

9.4

In the event that two (2) or three (3) shifts are in operation, employees working the second shift shall receive a shift premium or bonus of five (5) percent of their regular hourly rate to a maximum of $ 75 per hour. Employees working on the third shift shall receive a shift premium or bonus of seven (7) percent of their regular hourly rate to a maximum of $1.20 per hour. Effective March 15, 1992, new employees hired on or after that date will receive a shift premium of $.25 per hour for working on the second shift and a shift premium of $.35 per hour for working on the third shift.

9.5

On each workday, employees will receive two (2) paid fifteen (15) minute rest periods, except for clean room employees who shall receive one twenty (20) minute paid rest period before lunch and one fifteen (15) minute paid rest period after lunch. The first shift will have one (1) rest period before lunch and one (1) rest period after the lunch break. The other shifts will break once before the dinner period and once after the dinner period. The Company will be responsible for scheduling employee break periods at or near the midpoint of each one-half (1/2) shift. Employees scheduled to work ten (10) or more hours will have an additional ten (10) minutes paid rest period, to be taken at the end of the ninth (9) working hour. In addition, employees will be required to remain on the premises during the rest period, and remain on the job until the beginning of the rest period. A five (5) minute paid wash up period will be permitted only during the last five (5) minutes of the employee's overtime shift.

The lunch room shall be off limits at all times except before and after work, Union meetings and break and lunch periods. The consumption of beverages at the employee's work place will be permitted during periods other than the above, but will not be abused, nor will coffee pots be permitted in the plant without Company permission.

It is understood this provision will not be implemented until access to the vending machines (i.e., cigarette, changer, beverages and drinking fountain) outside the lunch room is available.

9.6

If an employee agrees to work overtime regardless of notification under paragraph 9.3, that overtime shall become mandatory. Should the employee fail to report for or leave early from the agreed overtime work for reasons other than those excused in the attendance policy they will be subject to the following disciplinary system, exclusively.

                         1st - Verbal (written)
                         2nd - Written
                         3rd - Written Warning
                                 (3 days off without pay)
                         4th - Termination of employment

It's understood that any discipline issued hereunder, shall not be used in any other disciplinary circumstance in combination or otherwise. Tardiness will be counted as a tardy under the attendance policy and subject to that policy's discipline system.

9.7

In the event an employee is absent during any one of the normal work days (Monday through Friday) they must report such absence to the Company to be eligible for overtime assignments as provided in the current Labor Agreement. Failing to report by telephone to the designated number or the Personnel Department on the day of such absence, shall cause the employee to forfeit his/her next overtime assignment only.

                                   ARTICLE X

REPORTING TIME AND CALL BACK TIME

10.1

In the event an employee reports for work on his/her regular shift, without having been previously notified not to report, he/she shall be given at least four (4) hours work within his/her classification, and if no work is available in his/her classification or other work that he/she can perform, he/she shall be given four (4) hours pay for reporting. This paragraph shall not apply if there is a lack of work caused by fire, tornado, storm, power failure, or act of God.

10.2

Any employee who has terminated their shift and has been called back to work on the same day after the termination of their regular shift shall receive not less than four (4) hours of work or four hours pay at double (2) time, unless the employee by previous agreement has been requested and has agreed to come back to work, they shall receive not less than three (3) hours work or three
(3) hours pay at the applicable overtime rate of pay.

10.3

An employee shall be deemed to have been requested to report for work on his/her regular shift unless notified to the contrary by an authorized representative of the Company, at or before the close of the previous day's shift.

10.4

Employees who are requested by the Company to remain in the plant after the lunch hour, waiting for work or jobs and the work or job does not materialize, they shall be paid to the end of the regular day as standby time, at their regular hourly rate.

10.5

If the Company approaches an employee before that employee has terminated their regular shift, the Company may request the employee, and the employee may agree to work a specific number of overtime hours on Saturday, Sunday or Holidays for a given overtime assignment within a forty-eight (48) hour period. A Committeeperson may be present at the time of the request or if one is not present or is not available, the employee should sign an acknowledgement of what hours they have agreed to work. If the employee who was requested to work turns down the overtime assignment, a different employee can be approached in the same manner. The above description will operate in conjunction with the equalization of overtime and pertains to the above overtime assignments only.

                                   ARTICLE XI

PAID HOLIDAYS

11.1

All regular full time employees covered by this Agreement shall receive holiday pay for each of the following designated holidays not worked irrespective of the day of the week on which the holiday may fall at the rate of eight (8) hours pay at the employees' current hourly rate of pay, provided the employee has worked at least six (6) hours on the last regular scheduled shift preceding the holiday. Employees on leave of absence due to noncompensable illness or injury shall be entitled to and receive their holiday pay for all holidays falling within the first ninety (90) day period of such leave and in addition they shall receive holiday pay for all holidays falling within a twelve (12) month period of leave of absence due to compensable injury or illness.

11.2

In addition to the payment of double (2) time for hours worked on any of the following designated holidays, as provided in Article IX, Section 9.2, all employees working on such holidays shall receive holiday pay as set forth in
Section 11.1.

11.3

The following designated holidays shall be paid holidays under this Agreement:

        New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday after Thanksgiving, Christmas Eve, Christmas Day and New Year's Eve.

11.4

If a holiday falls within an employee's vacation period, such holiday shall not be considered as part of the vacation period, and the employee shall receive his/her full vacation and vacation pay, in addition to holiday pay as hereinbefore provided in Section 11.1.

11.5

In the event that any one of the above designated holidays shall fall on a Saturday or Sunday, the day observed by the State, Nation or by Proclamation, shall be the holiday observed under this Agreement.

                                  ARTICLE XII

GROUP INSURANCE, HOSPITAL AND WELFARE PLAN

12.1

The Company will maintain a hospital surgical, accident and sickness benefits and life insurance plan for those employees who wish to participate.

12.2

The Company agrees to provide and pay the full insurance premium for Blue Cross Blue Shield Comprehensive Major Medical Plan CMM-100 or the Preferred Physicians Health Plan (PHP) plan number 10148 for all employees and their eligible dependents. It's understood that employees, at their option, can choose either one of the above plans, but not both. The employee may change from his or her existing plan to one (1) of the others, but not more often than once a year and only during the open enrollment periods designated by the insurance company. The Company will pay the premium for the first three (3) months for laid-off employees with one (1) or more years of seniority.

12.3

The Company agrees to pay the total premium cost for the life insurance and fifty-two (52) week disability insurance for all bargaining unit employees after completion of the probationary period. The plan will consist of $24,000.00 minimum or one (1) time the yearly wage term insurance, whichever is greater. Current employees will receive a minimum of $250/week or sixty percent (60%) of their weekly wage rate, whichever is greater with a maximum benefit level of $320/week. New employees hired after the effective date of this contract will receive sixty percent (60%) of their weekly wage rate with a maximum benefit level of $320/week for fifty-two (52) weeks indemnity. Effective March 15, 1996 - Maximum raised to $330/week for all employees. Effective March 15, 1997 - Maximum raised to $350/week for all employees.

12.4

The Company reserves the right to change insurance carriers during the life of the Agreement; however, any change will provide insurance coverage and benefits equal to or better to the employees and their dependents.

12.5

The Company will offer a Dental Program for all employees and their dependents. The Company will pay eighty percent (80%) and the employee will pay twenty percent (20%). The maximum benefit level is $1,000.00 and, in addition, Type A expenses are now covered 100%.

12.6

Retirement Benefit. The Company will pay 100% of the premium for Health & Life Insurance for employees electing to retire between the ages of 62-65, up to the age of 65. The cost to the Company for Health Insurance premiums paid pursuant to this provision shall be capped at the rate of such premiums as of January 1, 1996. Employees retiring before March 14, 1998 shall not be subject to this cap. This benefit applies to the employee and their spouse.

12.7

If an employee has alternate medical coverage available to him/her and that employee elects not to be covered by the Company's health insurance, the Company shall pay on a monthly basis to that employee, who would otherwise be eligible for such coverage, the following sums, with normal tax withholdings:
$50.00 for a single employee; $140.00 for two (2) person coverage; and $200.00 for full family coverage. Where an employee is married to another employee (hourly or salaried), only one employee (at the election of the affected employees) shall receive health insurance coverage, and the spouse shall receive the applicable monthly payment. During the period of this contract, any employee electing not to be covered by the Company's health insurer shall have the right to change their election and obtain health insurance coverage paid by the Company. In such event, the employee shall be (subject to the insurance Company's regulations) immediately insured by the Company's health insurance carrier to the extent that the employee qualifies for coverage. The employee shall provide proof that their spouses' insurance loss was due to no fault of the insured. If the insurance regulations do not permit immediate coverage, the Company shall pay to the affected employee, on a monthly basis, a sum equal to the monthly premium that would otherwise be paid to the insurance carrier for that employee and his or her dependents. Said sums shall be paid to the employee without deductions for federal income tax, state income tax and FICA. However, said sums shall be added to the employee's total annual earnings (W-2) at the end of each year.

12.8

The Company offers a 401K Employee Savings and Investment Plan. The Plan will be voluntary and governed by the Plan and subject to approval by the I.R.S. There will be no Company contribution. A summary description is attached in the back of this Agreement. The Company will pay all administrative costs of the Plan for the life of the current Agreement.

12.9

The Company will provide the flexible benefit plan, presented and discussed during negotiations, to be effective on or before April 1, 1992, or as soon thereafter as the Plan may be implemented. The Employer shall pay all administrative expenses of the Plan. All unused benefits remaining in participants' accounts at the end of the plan year shall be forfeited as required by applicable law. Such forfeited benefits shall be distributed on a per capita basis to all Plan participants.

                                  ARTICLE XIII

CLASSIFICATION AND MINIMUM RATES OF PAY

13.1

Classifications and minimum rates of pay shall be established as of the effective date of this Agreement as Exhibit "A" shall be attached to and be made a part of this Agreement.

13.2

The matter of establishing new classifications and rates of pay applicable thereto shall be subject to negotiation between the Company and the Union, and when approved shall become a part of this Agreement.

13.3

Temporary Transfers. Subject to the six (6) month and sixty (60) day restrictions provided below, the Company may temporarily reassign employees from one building to another within their respective job classification (this restriction shall not apply to reassignments within a building). The Company may temporarily transfer employee(s) from their classification to another classification in accordance with their relative seniority status and ability to cover for employees who are absent due to illness, accident, vacations, leaves of absence, layoffs, lack of work, or for short term production requirements for the duration of such absence, layoff or production requirements, but in any event not to exceed six (6) months (sixty (60) working days in cases of lack of work or short term production requirements) except by mutual agreement between the Company and the Shop Committee. The Company agrees not to abuse and/or reassign or transfer employees pursuant to the above for reasons of partiality or discrimination.

(a) There shall be no permanent transfer of an employee (other than through the bidding procedure) from his/her classification to another classification without mutual agreement between the Company, the Union and the employee involved.

(b) Temporary transfers shall not be used to avoid the posting of full time job openings, nor for the purpose of avoiding the recall of a laid-off employee. The Company may temporarily transfer employees to fill posted jobs from the time of the posting until the successful bidder is assigned the job opening.

(c) Copies of all temporary transfer slips (except such transfers that are made due to leaves of absence as provided in Article VIII and vacation fill-ins) will be furnished to the Shop Committee Chairman weekly, if there are any.

(d) Except as specifically provided in (e) below or in paragraph 8.3, an employee on a temporary transfer from one classification to another of one (1) working day or longer shall be paid for all time for such transfer at the employee's applicable hourly rate or the minimum "B" rate of the applicable temporary job classification, or the rate level achieved in the classification by prior on-the-job experience (provided such experience occurred within the prior twenty-four [24] months) whichever is greater.

(e) An employee recalled from layoff, or an employee who is required to bump on account of a layoff to a lower-rated job classification, shall receive the rate of the lower-rated classification, and shall be placed in the pay range level of the lower classification at the rate proportionate to the employee's rate in the pay range of the higher classification. Such an employee who returns to the previous higher-rated classification shall not receive credit for progression increases received during that period of recall or bump. This provision shall be strictly limited to recalls from layoff and required bumps as the result of layoffs, exclusively.

(f) An employee on a temporary transfer of less than a day's duration shall be paid the employee's applicable hourly rate.

13.4

When new jobs and/or classifications are created through the introduction of new types of equipment or processes, the Company shall establish an initial rate, it shall become the rate for the job unless the Union requests to negotiate a new rate prior to the end of a thirty (30) day trial period.

Upon such request, the Company agrees to meet and negotiate the job rate and the working conditions. Any negotiated rate shall become effective retroactive to the date the job was established. Should any disagreement arise over such negotiations, it may be resolved through the grievance and arbitration procedure.

                                  ARTICLE XIV

VACATIONS

14.1

All full time employees covered by this Agreement shall be entitled to and receive vacations and vacation pay bonus, based on the following schedule.

14.2

Vacations shall be determined on the basis of the employee's years of service. The term "years of service" shall mean the employee's total years of seniority with the Company. Seniority shall be computed as provided for under the Agreement. Employees having one (1) year but less than two (2) years of service shall receive five (5) days of vacation and pay equal to forty hours pay at the employee's applicable hourly rate. Employees having two (2) but less three (3) years of service shall receive five (5) days of vacation and sixty
(60) hours pay at the employee's applicable rate. Other employees shall receive vacation pay based on the percentage of Gross Wages shown below.

        1     year 5 days                  --                  40 hours pay
        2     years 5 days                 --                  60 hours pay
        3- 4  years 10 days                 4%                 of Gross Wages
        5- 8  years 10 days                 5%                 of Gross Wages
        9-11  years 15 days                 6%                 of Gross Wages
        12-14 years 15 days                 7%                 of Gross Wages
        15-19 years 20 days                 8%                 of Gross Wages
        20-24 years 20 days                 9%                 of Gross Wages
        25-29 years 20 days                10%                 of Gross Wages
        30+   years 25 days                10.5%               of Gross Wages

(a) Preference for a vacation period will be granted on plant-wide seniority basis within the classification.

(b)     Recall of employees on vacation will be made on voluntary basis.

(c) To be eligible for vacation pay an employee must have worked a minimum of five hundred (500) hours during the twelve (12) month period prior to the employee's anniversary date.

(d) For purposes of this Article, Gross Wages shall not include payments to employees made pursuant to paragraph 12.7.

(e) An employee who is entitled to ten (10) or more days of vacation shall be given the privilege of taking his/her vacation in one (1) week periods.

(f) An employee shall file a written request with his/her foreman on a form provided by the Company requesting specified vacation dates to be taken any time during his/her respective anniversary year.

(g) When the vacation schedule has been received and approved, the time selected shall become his/ her assigned vacation and will not be changed unless approved by the department foreman and the Personnel Department. If an employee bypasses his/her vacation choice at this time, he/she then waives his/her right to this choice. His/her vacation will then be scheduled in such a manner so as to not affect other employees who have previously made their selections.

(h) In the event of death, existing vacation payment will be made to the estate of the deceased or his/her legal heirs or spouse.

(i) Employees with one (1) or more years of service who terminate employment with the Company for any reason during the term of the Agreement shall receive pro-rata vacation at the time of their job severance. Such pro-rata vacation pay shall be based upon total gross earnings computed on the percentages set forth above.

(j) The employee shall receive his/her vacation pay in the week following his/her anniversary date.

(k) For the purpose of vacation choice, ten percent (10%) of the bargaining unit may take their vacation at any time; anything in excess of this will be by agreement with the Company.

(l) All employees entitled to vacation of two (2) weeks or more shall be eligible to carry over a maximum of three (3) weeks vacation up to one
        (1) year.

(m) For purposes of calculating Income Tax on vacation, in order to minimize the amount of taxes, such checks will be figured as though separate weekly checks are issued.

                                   ARTICLE XV

SAFETY AND SANITATION

15.1

The Company shall furnish and maintain safe and healthful sanitary working conditions in the plant at all times, including proper ventilation, washing facilities and toilets. The Company will also provide suitable protective clothing, gloves, safety goggles and other safety devices and guards for all employees covered by this Contract. The Company shall also provide prescription safety glasses for any employee of the

Bargaining Unit required to wear such glasses. The Company agrees to maintain the eye glass policy as defined by the memorandum dated 3/15/92. The policy provides for compensation levels for prescription and non-prescription glasses. The Company shall not be obligated to furnish these prescription glasses more often than one (1) pair per employee every two (2) years. Employees shall not be required or compelled to operate any unsafe machine or equipment and these matters shall be subject to the grievance procedure in his/her Agreement.

15.2

All employees shall act to promote safety in the plant at all times and report all hazards and industrial accidents to Company Representatives.

15.3

An employee who may be injured in the plant or suffers an industrial accident in the course of his/her work and requires the services of a Doctor or needs to be hospitalized, shall be provided transportation to the hospital or Doctor's office and returned to the Plant, or the employee's home in the event the employee is unable to resume his/her regular duties. If the employee is unable to return to work, he/she shall be compensated for a full day on which the injury occurs, or on the day on which he/she makes his/her first visit to the Doctor or the hospital. If subsequent medical attention is required after the employee returns to work, he/she shall receive his/her regular rate of pay for the time spent in visits to the Doctor.

15.4

The Company shall maintain adequate first aid facilities and a qualified first aid employee.

                                  ARTICLE XVI

FUNERAL LEAVE

16.1

Employees who have a death in their immediate family shall be granted time off with pay at their applicable rate in accordance with the following schedule:

(a) Five (5) consecutive days off in the event of the death of a husband, wife, son or daughter.

(b) Three (3) consecutive days off in the event of the death of a stepson, stepdaughter, legal ward, father, mother, brother, sister, grandchild, current stepfather, current stepmother, current father-in-law, current mother-in-law, current son-in-law and current daughter-in-law.

(c) One (1) day off in the event of the death of a current sister-in-law, current brother-in-law, current stepbrother, current stepsister, grandmother or grandfather.

(d) Any and all other relationships are excluded, but an employee will be excused for attendance of funerals outside those referred to above with verification given.

16.2

No time off or pay will be granted if the employee fails to attend the funeral of the deceased, excepting his/her inability for legitimate reasons to do so.

16.3

The Company reserves the right to request written proof of death in determining right to these benefits.

                                  ARTICLE XVII

GENERAL PROVISIONS

17.1

All employees shall keep the Company and the Union informed at all times of their proper post office address and current phone number, and the Company shall be entitled to rely upon the addresses and phone numbers shown on the Company's records in giving notices to the employees.

17.2

The Company shall provide a suitable bulletin board at an appropriate location in the plant for the exclusive use of the Union.

17.3

The Company agrees to furnish a copy of the Agreement to each employee within a reasonable time after its effective date and to each newly hired employee thereafter at the time of hiring.

17.4

It is agreed that any and all privileges enjoyed by the employees prior to the date of this Agreement will not be denied to them because of the signing of the Agreement. Such privileges shall be continued to be enjoyed by the employees during the term of this Agreement. However, any privilege or privileges may be denied by mutual consent of both parties.

17.5

The Company will not, so long as equipment and personnel are available, subcontract any work which is customarily performed by employees in the unit to any other Company.

17.6

It is agreed that a Safety Committee, composed of hourly employees, a Union representative and a Management representative shall hold meetings. Such Committee member shall be paid for time spent during work hours in relationship to the above.

17.7

All employees covered by this Agreement shall be paid on Friday of each week. Employees assigned to work outside of the home station at Lansing, Michigan, and who are entitled to, and receive per diem expense and travel expenses on every Friday when they receive their regular weekly pay.

17.8

Supervisors and other employees excluded from the Bargaining Unit shall not perform any work normally performed by members of the Bargaining Unit except in emergency or for instruction purposes, or except engineers and technicians who are working on research and development projects conducted at Company expense.

17.9

The Company has the right to establish reasonable shop rules and regulations which are not in conflict with this Agreement. Complaints relative to the reasonableness and/or application of such rules shall be subject to the grievance procedure as outlined in Article VI.

17.10

All forms of discipline and/or reprimands will become ineffective and shall be removed from the employee's folder ten (10) months from the date of such action. The Union representative will be given the opportunity to be present at the time any discipline is issued to an employee and will be given a copy of any such disciplines.

17.11

Employees will be given sufficient time off without pay to conduct Local Lodge Union activity off the plant premises during working hours and such absence shall not be charged against these employees, nor shall that be a basis for disciplinary action. The Union agrees to give a twenty-four (24) hour advance notice whenever possible.

17.12

Any employee promoted to the position of foreman, and/or salaried personnel for a period in excess of forty-five (45) calendar days, shall retain his/her seniority previously accrued and shall not accumulate seniority during his/her employment as a foreman and/or salaried employee. Any employee so promoted who returns to the bargaining unit during the first forty-five (45) calendar days of his/her promotion, either voluntarily or at Company request, shall accumulate seniority during this period of employment as foreman and/or salaried employee. Notwithstanding anything herein, any such employee who remains in such position in excess of six (6) months shall lose all seniority within the bargaining unit.

17.13

The Union shall have the right to call membership meetings so as to not interfere with the normal course of business and will so advise the Company as to times and dates therefore. The Company agrees not to allow any employees to work during the times these meetings are being conducted, except by agreement with the Shop Committee.

17.14

In the event it shall be determined in the State of Michigan either by legislation, law or proclamation to change over the "daylight savings time", the parties hereto agree to meet for the purpose of negotiating with respect to any change and adjusting this Agreement, if and where necessary.

17.15

In the event that the Company voluntarily elects to close the Plant, the management will give the Union ninety (90) days notice.

17.16

Except and to the extent required by applicable law, there shall be no random drug or alcohol testing nor any drug or alcohol testing of employees without probable cause.

                                 ARTICLE XVIII

LEADMAN AND LEADWOMAN

18.1

The Leadman and Leadwoman function as herein provided shall be defined to include and be limited to the following:

Thus, in order to qualify for and/or continue as a leadperson, such employees must be a member of the bargaining unit, must be from the area they are to lead in, and there must be at least four (4) employees (inclusive of the lead employee) involved in the Agreement. Furthermore, lead employees will be expected to relay and carry out working instructions and directions from the Supervisors, and may be required to perform a minimum amount of paper work and routine record keeping. Working instructions and directions shall not include assignment of overtime, scheduling of hours, determining rate of pay or other similar tasks that require the use of sole independent judgement. Nor shall anything herein provide for such employees the right to hire, fire, take or cause disciplinary action, nor will such employees take part in the adjustment of complaints or grievances. Except for time spent performing such lead functions, such employees are expected to perform their regular work in their respective jobs. Leadperson and future group instructors shall receive forty cents ($.40) per hour above their wage rate. Employees no longer required for leadperson positions due to production changes, lack of work or job status change will return to their regular rate.

                                  ARTICLE XIX

ALTERATION OF AGREEMENT

19.1

No agreement, alteration, understanding, variation, waiver or modification of any of the terms or conditions or covenants herein shall be made by any employee or group of employees with the Company without the sanction and approval by the Union, and in no case shall modification or amendment be binding upon the parties hereto unless such Agreement is executed in writing between the parties and signed by the proper representatives of each party.

In the event that any Article or Section of this Agreement shall be determined to be or shall become unenforceable at law, all other Articles or Sections not so invalidated shall remain in full force and effect.

                                   ARTICLE XX

OBLIGATION FOR CONTINUATION OF SERVICE

20.1

The Union agrees that during the life of this Agreement, neither the Union, its agents, nor its members will authorize, instigate, aid, condone or engage in any work stoppage, slowdown or strike unless the Company at any time refuses and/or fails to abide by the grievance and/or arbitration provisions, in which event the above prohibitions shall be inoperable for the duration of any such failure or refusal. The Company agrees that during the same period, there will be no lockouts.

Any employee who participates in any such act shall be subject to discharge or discipline.
                                  ARTICLE XXI

I.A.M. NATIONAL PENSION FUND, NATIONAL PENSION PLAN STANDARD
CONTRACT LANGUAGE

A. The Employer shall contribute to the I.A.M. National Pension Fund,- National Pension Plan $.85 for each hour.

1/ for which employees in all job classifications covered by this Agreement are entitled to receive pay under this Agreement 2/ as follows:

        $.90 per hour effective March 1, 1997.

B. The Employer shall continue contributions based on a forty (40) hour week while an employee is off work due to paid vacations or paid holidays. 3/

C. Contributions for a new, temporary, probationary, part time and full time employee are payable from the first day of employment. 4/*

D. The I.A.M. Lodge and the Employer adopt and agree to be bound by, and hereby assent to, the Trust Agreement dated May 1, 1960, as amended, creating the I.A.M. National Pension Fund and the Plan rules adopted by the Trustees of the I.A.M. National Pension Fund in establishing and administering the foregoing Plan pursuant to the said Trust Agreement, as currently in effect and as the Trust and Plan may be amended from time to time.

E. The parties acknowledge that the Trustees of the I.A.M. National Pension Fund may terminate the participation of the employees and the Employer in the Plan if the successor Collective Bargaining Agreement fails to renew the provisions of this pension Article or reduces the contribution rate. The parties may increase the contribution rate and/or add job classifications or categories of hours for which contributions are payable.

F. This Article contains the entire Agreement between the parties regarding pensions and retirement under this Plan and any contrary provision in this Agreement shall be void. No oral or written modification of this Agreement shall be binding upon the Trustees of the I.A.M. National Pension Fund. No grievance procedure, settlement or arbitration decision with respect to the obligation to contribute shall be binding upon the Trustees of the said "Pension Fund".

                     - END OF STANDARD CONTRACT LANGUAGE -

*4/ The parties have agreed that contributions will begin at the end of the employee's probationary period, but no later than sixty (60) worked days after date of hire.

        (Please complete Options Section and sign below if the Standard Contract Language is to be signed as a separate Agreement. If the Language is included in the Collective Bargaining Agreement, please insert options where applicable.)

                                    Options:

1/ Trustees' policy requires that all groups entering and continuing participation shall negotiate either an HOURLY, DAILY or WEEKLY contribution rate. An HOURLY contribution rate may be negotiated if the Collective Bargaining Agreement calls for a 40-hour work week. If the work week is less than 40 hours, a DAILY or WEEKLY contribution rate should be negotiated. If contributions are on a WEEKLY basis, a contribution is required for each week in which the employee is entitled to receive pay on 2 or more days. If contributions are on a DAILY basis, contributions are required for any day or portion thereof for which an employee is entitled to receive pay under this Agreement.

2/ The parties may negotiate to limit contributions to a maximum of forty hours per week for each employee.

        Yes   X         No
            -----         ------

3/ The parties may negotiate to exclude contributions for sickness and injury time, Reserve Training Time, jury duty, bereavement pay or lost time for processing grievances under the Agreement. If contributions are to be excluded for any time, please specify: Sickness and injury time

4/ The parties may negotiate that contributions will begin at the completion of the employees probationary period, but no later than
        sixty (60) days worked after date of hire.  Yes   X   No______

        Temporary employees may be excluded for a maximum  period of ninety
        (90) calendar days.  Yes   X     No       If yes, for how long? 60 Days
        Worked

                      Local #2184 District #117, I.A.M.
                         (Insert Name and Number of Lodge)


        By                                      Date
          ------------------------------            ----------------------------
          (Authorized Officer and Title)

                  Auto-Air Composites, Inc.
                   (Insert Name of Employer)


                          38-1511826
                 EMPLOYER'S IRS IDENTIFICATION NO.


        Address  P.O. Box 21129 - Lansing, Michigan 48909


        By                                      Date
          ------------------------------            ----------------------------
          (Authorized Officer and Title)


        For plants or terminals located at:


         5640 Enterprise Drive - Lansing, Michigan 48911
        (Street)                 (City)   (State)  (Zip)


                                  ARTICLE XXII

PROFIT SHARING PLAN

22.1

Amount to be distributed: Based on profits before corporate income taxes. The amount distributed shall be ten percent (10%) of profits before corporate income taxes in excess of an amount equal to three percent (3%) of annual gross sales.


22.2

Basis for distribution: The total of straight time hours worked, which includes vacation time taken, of all employees eligible divided into amounts to be distributed will equal hourly rate. This rate times individuals yearly total straight time hours, which includes vacation time taken shall equal employees gross bonus.

22.3

Eligibility: Employees eligible will be those members of the Union in good standing at the time of contract signing who will qualify as follows:

(1) Must be a member of the Union in good standing at the beginning of the fiscal year commencing January 1.

(2)     Must work at least 1,500 hours per year.

        Under the current yearly program, a Union employee must work 1,500 hours per year to qualify for the program. Since the program will now have two
        (2) payments, the qualification time is simply prorated. E.g., 1,500/12 = 125 hours/months. Therefore, an employee to qualify for the September payout must have worked 6 x 125 = 750 hours during the January through June time frame. Similarly, to qualify for the March payout, the employee must have worked 6 x 125 = 750 hours during the July through December time frame.

        The hours worked must be during the time frame stipulated. No hours will be carried over from the time frame of payment number one (1) into the time frame of payment number two (2).

(3)     Must be carried on payroll records at close of accounting period.

(4) See paragraph 7 D. Period for computation. Company fiscal year January 1 through December 31.

(5) Verification of amount for distribution: At close of fiscal year ending December 31, each year a certified public accounting firm audits Company records. This firm will publish an official letter stating the total amount to be available for distribution. This letter will be submitted to the Union on approximately March 15 of each year.

(6) When distributed: The Company will continue to base the profit sharing bonus on the total year's profit. However, the Company will distribute the year's bonus in two (2) payments. Payment number one (1) will be paid by the Company between September 1 and September 15. This payment will be based on the profits earned from January to approximately June. This payment will be determined by the Company utilizing the normal calculation procedure. Payment number two (2) will be paid by the Company between March 1 and March 15. This payment will be based on the profits earned from approximately July through December. This payment will be derived by the Company utilizing the normal calculation procedure.

(7)     General Provisions:

        (a) Only straight time hours worked and actual vacation time taken will be used, not overtime, nor wages. This places all employees on the same scale.

        (b)      Holiday hours not included in basic computation.

        (c) Withholding taxes and social security taxes will be deducted if applicable.

        (d) Employees on authorized sick leave, leave of absence or laid off will be given equivalent straight time hour credit to qualify under the 750 hours per each six (6) month period; however, these lost time credits will not be included in the actual computation for monetary disbursements. Credits will not be allowed for make-up time because of tardiness and absenteeism.

        (e) The elimination from Article XXII, of Section 22.7(e) will not alter, change, modify or adversely affect the profit sharing plan, nor the calculation and/or distribution.

                                 ARTICLE XXIII

COST OF LIVING ALLOWANCE

23.1

In addition to the hourly wage rates of all employees of the Bargaining Unit and subject to the conditions and provisions set forth in this Article, the Cost of Living Allowance in effect, if any, shall be paid to such employees based on changes in the Cost of Living as follows:

        The Cost of Living will be determined and redetermined quarterly in accordance with changes in the revised Index all items large cities combines (1982-84 = 100) for Urban Wage Earners and Clerical Workers, published by the Bureau of Labor Statistics, U.S. Department of Labor, hereinafter referred to as the Index.

        A new base will be established by using the CPI published for the month of January 1996, with the first adjustment due and payable effective the first payroll period in June 1996, with subsequent adjustments at quarterly intervals thereafter. The adjustments shall be .01 cent per month per hour for each .167 change in the Index.

        The full Cost of Living Allowance in effect shall be applicable to all hourly compensation of employees in the Bargaining Unit, except as agreed to below regarding the cap. In no event will a decline in the Index allow for a reduction of hourly rates as provided for elsewhere in this Agreement.

        In the event the Bureau of Labor Statistics does not publish the Index on or before the beginning of the pay periods referred to above, then: any adjustments required will be made at the beginning of the first weekly pay period after publication thereof.

        No adjustments, retroactive or otherwise, shall be made due to any revision which may later be made in any published figures by the Bureau in the Index for any base month.

        In the event the Bureau of Labor Statistics Price Index in its present form and calculated on the same basis shall be revised therefrom, or discontinued, the respective parties hereto shall attempt to adjust this clause, or if agreement is not reached, the parties shall jointly request the Bureau of Labor Statistics to provide an appropriate conversion system or table to be used thereafter.

        For the first year of this Contract, the Cost of Living Allowance will be frozen. For each of the final two (2) contract years the Cost of Living will be capped at twenty-five (25) cents each year for a three
        (3) year total of fifty (50) cents. In no case shall the Company pay out less than (50) cents for the term of this Agreement. Nevertheless, employees will receive a guaranteed twenty-five (25) cent COLA for each of the second and third years. If by the start of the fourth (4) quarter of each of the second and third contract years the twenty-five
        (25) cents guaranteed for each year has not been paid out, the remainder will then be distributed effective the fourth (4) quarter. In addition, there will be a carry over adjustment that will draw upon the preceding year's excess cap, if any, due and payable the first quarter of each year.

CLASSIFICATIONS AND RATES OF PAY              EXHIBIT "A"
                                        EFFECTIVE MARCH 15,1995

WELDING

Welder A                       $14.86 - $17.36
Welder B                        13.25 -  14.66              3 years
Welder C                        11.65 -  13.05              3 years
Welder Trainee                  10.75 -  11.45              2 years

MACHINIST

Machinist A                    $14.86 - $17.46
Machinist B                     13.25 -  14.66              3 years
Machinist C                     11.65 -  13.05              3 years
Machinist Trainee               10.75 -  11.45              2 years

MODEL MAKING

Model Maker A                  $14.86 - $18.36
Model Maker B                   13.25 -  14.66              3 years
Model Maker C                   11.65 -  13.05              3 years
Model Maker Trainee             10.75 -  11.45              2 years

MOLD BUILDER & ASSY

Mold Builder A                 $14.86 - $17.41
Mold Builder B                  13.25 -  14.66              3 years
Mold Builder C                  11.65 -  13.05              3 years
Mold Builder Trainee            10.75 -  11.45              2 years

INSPECTOR

Inspector A                    $14.86 - $17.86
Inspector B                     13.25 -  14.66              3 years
Inspector C                     11.65 -  13.05              3 years
Inspector Trainee               10.75 -  11.45              2 years

JIG & FIXTURE BUILDER

Jig & Fixture A                $14.86 - $17.46
Jig & Fixture B                 13.25 -  14.66              3 years
Jig & Fixture C                 11.65 -  13.05              3 years
Jig & Fixture Trainee           10.75 -  11.45              2 years

PRODUCTION MOLDER

Production Molder A            $13.92 - $15.96
Production Molder B             12.00 -  13.72              3 years
Production Molder C             10.50 -  11.80              3 years

AUTOCLAVE OPERATOR

Autoclave Operator A           $13.92 - $15.96
Autoclave Operator B            12.00 -  13.72              3 years
Autoclave Operator C            10.50 -  11.80              3 years

ETCHING

Etching A                      $13.92 - $15.96
Etching B                       12.00 -  13.72              3 years

Etching C                       10.50 -  11.80              3 years

LAB ASSISTANT

Lab Assistant A                $13.92 - $15.96
Lab Assistant B                 12.00 -  13.72              3 years
Lab Assistant C                 10.50 -  11.80              3 years

LAMINATOR

Laminator A                    $13.92 - $17.41
Laminator B                     12.00 -  13.72              3 years
Laminator C                     10.50 -  11.80              3 years

MAINTENANCE

Maintenance A                  $14.86 - $17.46
Maintenance B                   13.25 -  14.66              3 years
Maintenance C                   11.65 -  13.05              3 years
Maintenance Trainee             10.75 -  11.45              2 years

SHIPPING & RECEIVING
000
Shipping & Receiving A         $13.92 - $16.06
Shipping & Receiving B          12.00 -  13.72              3 years
Shipping & Receiving C          10.50 -  11.80              3 years

CRIB ATTENDANT

Crib Attendant A               $13.92 - $15.96
Crib Attendant B                12.00 -  13.72              3 years
Crib Attendant C                10.50 -  11.80              3 years

TRUCK DRIVER                   $ 7.50 - $11.41              (Subject to paragraph 7 of Exhibit B)
SWEEPER/SHOP JANITOR           $ 7.50 - $ 8.84              (Subject to paragraph 7 of Exhibit B)
Assistant                      Starting $7.50
Union Eligibility              Union Membership             6 months
@60th day worked               $8.25                        $9.00

                               12 Months                    18 Months

                               Assistant $9.50              Assistant $10.00
                               Special Trainee $9.75        Special Trainee $10.25

* Bottom of classification will be fixed and will not be modified by general increase or other rate changes that may occur.

* General wage or other rate increases or adjustments shall be rolled in to only the top "A" rate for each classification in Exhibit A, and shall not increase any other rates. All other Exhibit A rates shall be fixed for the duration of this Agreement.

                                  EXHIBIT "B"

1. Except as provided otherwise, for the term of this contract, all newly hired employees will be considered as Assistants in the classification they are hired into for the first sixty (60) days worked and will be paid a starting rate of $7.50 per hour during said period.

2. After successful completion of the 60th work day probationary period, the employee's title will be changed from Assistant to reflect the classification in which they are employed. Current General Laborer and/or Assistant employees will, effective the first Monday following ratification of the New Agreement, be classified as to the job classification they have been working in or as otherwise agreed to by the parties.

3. All such employees will have job bidding rights after one (1 ) year as members of the bargaining unit, and if awarded a job under the bidding or training procedure, will no longer be subject to the progression system contained herein, and will progress to the respective bid classification rate(s) in accordance with the provisions of Exhibit "A" with credit given for time spent in their grade level, if any.

4. After completion of the progression period provided for below, such employee(s) who have not bid out of their Assistant classification will be moved upward through the classification to the appropriate grade levels as defined under Exhibit "A".

5. Any employee hired hereunder, or currently holding a classification containing a training level, will be advanced to the minimum of said level at the conclusion of one (1) year as a member of the bargaining unit in accordance with the Special Trainee rates established in Exhibit "A" and progress upwards accordingly. In addition, all current trainees will be credited with all time so spent towards progression in their respective classification.

        It's further agreed that any employee in a classification containing a training level who has between twelve (12) and/or twenty-four (24) months of seniority will, as provided for herein, be paid a "Special Trainee" rate of twenty-five (25) cents per hour added to the assistant wage rates, until the conclusion of the employee's first twenty-four
        (24) months of seniority. The Special Trainee rate shall supersede any other contract rate during this period. Following the first twenty-four (24) months the employee shall assume the minimum applicable trainee rate for the classification. Such employees shall be given credit for all time in excess of twelve (12) months toward training.

6. All such employees referred to herein shall receive all general wage increases that occur on or after their date of hire. All such employees shall receive all cost-of-living adjustments that occur on or after their date of hire.

        All such employees will be subject to the merit progression program after they have completed their probationary period and joined the Union.

7. In no event will an employee's rate of pay be reduced as a result of this progression program and current trainees and assistants will continue to progress accordingly.


PROGRESSION RATES OF PAY


First sixty (60) days of work                                             $7.50
Completion of probation & joining the Union                               $8.25
Six (6) months after joining the Union                                    $9.00
Twelve (12) months after joining the Union                                $9.50
Eighteen (18) months after joining the Union                             $10.00
Twenty-two (22) months after joining the Union                       class/min.

8. It's agreed that new employees hired hereunder that are "qualified" for the job into which they are hired, may be advanced more rapidly and/or be paid a higher starting rate where in cases their on-the-job skills demonstrate such an increase is warranted.

        The following general wage increases shall become effective as stated during the term of this Agreement.

               Effective March 15, 1996 .15 per hour
               Effective March 15, 1997 .15 per hour

MERIT PROGRESSION

The merit review system will be established to reward those employees who clearly demonstrate the dedication and ability to perform the skills required for their respective classifications. Each employee will be provided with the skill requirements for each classification and grade level. The Company will encourage and promote employee improvement through education and on-the-job training. It is the intent and purpose of this merit program to upgrade employees who are below maximum rate. The Company will not act in an arbitrary or discriminatory manner in the application of this merit program.

(a) All employees will be reviewed every six (6) months. The purpose of this program shall be to formally review in writing each employee's progress in their achievement of:

        1.       Quantity of work.

        2.       Quality of work.

        3.       Attendance record.

        4. Accuracy and promptness in keeping work related job forms and time tickets.

        5.       Cooperation and reliability.

(b) The employee and his/her supervisor will set future objectives to be completed or have progress on within the next six (6) month period.

(c) Employee will provide feedback or suggestions to improve their ability to work together and to improve overall plant efficiency.

(d) The employee who disagrees with his/her evaluation may ask to be reviewed jointly by the supervisor and his/her area committeeperson.

(e) The attached Exhibit "C" will be the evaluation form utilized for all reviews. (use current form)

(f) All employees whose rate of pay is less than maximum for his or her job classification progression level shall be eligible for a merit increase of .10 to .20 cents per review in accordance with subparagraphs (h) and
        (i) in this section. An employee whose merit increase advances him/her to the top of his/her progression level (i.e., A, B, C or Trainee under Exhibit "A") is not eligible for further merit increases until the time period requirement in his/her progression level has been satisfied and the employee is advanced to the next progression level.

        (1) The score on the review will be 5 points to be entitled for .10 cents.

        (2)      8 points to 11 points will be the range for .15 cents.

        (3)      12 points and above will be the range for .20 cents.

        (4) The employee must score at least one (1) point on each of the first four (4) objectives to be eligible for a merit increase. If the employee does not score a point on the fifth (5th) objective, he/she shall receive fifty percent (50%) of the calculated increase.

(g) Employees receiving four (4) or less will be reviewed every three (3) months until performance improves. The supervisor and one (1) committee member will review this employee's progress with the employee affected.

(h) For the term of this Agreement, the merit increases will be capped at twenty-five (25) cents per year, for a total of seventy-five (75) cents except as provided in subparagraph (i). This cap will be the most any employee subject to merit reviews will be allowed for any one (1) contract year period.

(i) For the term of this Agreement, employees within the "A" progression level of a job classification shall, while within that classification, be eligible for a thirty-five (35) cent maximum merit increase per year for a total of $1.05 (maintaining the present maximum of twenty (20) cents per review).

(j) To be eligible for a merit increase an employee must work a minimum of sixty (60) days in the six (6) month merit review period, and must maintain 39.2 hours per week average minimum attendance (as computed according to the Attendance Policy) during the merit review period.

                                  ARTICLE XXIV

DURATION AND TERM OF AGREEMENT

24.1

This Agreement signed this 15th day of March, 1995, shall be effective from the date of execution and shall remain in force and effect until midnight March 15, 1998. At the end of said period and at the end of each yearly period thereafter, this Agreement shall be renewed automatically for periods of one
(1) year, unless either party gives written notice to the other party of its desire to modify, amend, or terminate the Agreement, at least sixty (60) days prior to the expiration date or yearly anniversary date that the Agreement will terminate.

                             SIGNED FOR THE COMPANY



/s/ Robert D. Lisk
--------------------------------------------------------------------------------
Robert D. Lisk, General Manager, Auto-Air Composites, Inc.



/s/ James H. Stewart
--------------------------------------------------------------------------------
James H. Stewart, Senior Director FAA Overhaul & Repair Auto-Air Composites,
  Inc.



/s/ Arnold E. Kartub
--------------------------------------------------------------------------------
Arnold E. Kartub,
Director of Personnel, Auto-Air Composites, Inc.



/s/ David J. Houston                        7/27/95
--------------------------------------------------------------------------------
David Houston, Attorney, Auto-Air Composites, Inc.

                     SIGNED FOR THE UNION, LOCAL LODGE 2184



/s/ Wayne Eifler
--------------------------------------------------------------------------------
Wayne E. Eifler, DBR



/s/ Priscilla McMullen
--------------------------------------------------------------------------------
Priscilla L. McMullen, Local President



/s/ Allen Sklapsky
--------------------------------------------------------------------------------
Alan P. Sklapsky, Committee Chairperson



/s/ Bobby J. Williams
--------------------------------------------------------------------------------
Bobby Williams, Committeeperson



/s/ Russell D. Isham
--------------------------------------------------------------------------------
Russell D. Isham, Committeeperson



/s/ Clint C. Baird
--------------------------------------------------------------------------------
Clint C. Baird, Committeeperson


I.      LETTER OF UNDERSTANDING

It is agreed that if the Company should, in the future, seek to institute an apprenticeship program, the parties hereto will negotiate an apprenticeship agreement which recognizes and includes the Federal Apprenticeship Standards. When the Apprenticeship Agreement has been negotiated and agreed to by the parties, it shall be attached hereto and made a part of this Agreement.

II.     LETTER OF UNDERSTANDING

The attendance policy will remain in full force and effect for the duration of this contact unless changed by mutual agreement of the parties.

III.    LETTER OF UNDERSTANDING

It's understood and agreed that no employee shall suffer a reduction and/or a set-back in his/her hourly rate or progression thereof, as a result of the creation of any new or changed job classification as provided under Exhibit "A".

It's further understood and agreed that where an employee has met or exceeded the specified time period for moving from one pay level to another within his/her classification, they shall be advanced accordingly.

Red Line Rated employees, i.e., those employees currently six (6) in number, shall continue to receive such hourly rates, plus all applicable increases such as cost-of-living, general wage increases, and if applicable, merit increases etc., until such time they shall voluntarily leave their current respective classification on a permanent basis. In such event, they shall assume the applicable rate of their new classification accordingly.

IV.     LETTER OF UNDERSTANDING

It is agreed that except and to the extent modified and/or amended, all other terms, provisions, conditions and agreements expressed or in effect shall remain in full force and effect, as is, for the duration of the 1995 Agreement between the parties.

V.      MEMORANDUM OF AGREEMENT

SUBJECT:  Criteria re: Temporary Transfer for Overtime Eligibility Purposes:

The Union and Management hereby agree to administer the allocation of overtime for temporarily transferred employees as follows:

The following two (2) conditions regarding the application of overtime for temporary transferred employees shall be applied, thus:

1. For those employees transferred to a classification for a period greater than thirty (30) calendar days.

        1.A. All employees transferred to a classification for a period greater than thirty (30) calendar days shall become eligible for overtime assignments within the respective classifications.

2. For those employees transferred to a specific job within a classification for a period greater than seven (7) days worked, but less than thirty (30) calendar days.

        2.A. Employees transferred to a specific job outside their respective classification shall not be eligible for overtime assignments on such specific job for seven (7) days worked unless all other employees within the classification have been asked or are working overtime. In such case the employee shall be eligible for the overtime assignment. Thereafter the employee shall be eligible for overtime assignments in accordance with paragraph 1 and 2 above. It is understood that the seven (7) days worked prerequisite applies to each specific job assignment.

Both 1A and 2A shall be subject to the following:

A. This application of overtime will only pertain to temporary transfers as above provided.

B. This Agreement shall be subject to all other provisions of the Contract, Article IX, inclusive.

C. All employees who are currently transferred shall receive credit for time served in respective classification.

D. An employee shall not receive credit towards the thirty (30) days for vacation, leave of absence, absenteeism, sick leave or lay-off.

E. A separation from the job or classification, to which transferred, whichever the case may be, of more than thirty (30) calendar days in the case of the seven (7) day period, and ninety (90) calendar days in the case of the thirty (30) day period, will require a new 7 or 30 day qualifying event.

VI.     MEMORANDUM OF AGREEMENT

                            DRUG AND ALCOHOL TESTING

Section 1. No drug or alcohol test will be required absent "probable cause," which is defined as when a qualified management person has observed and can substantiate specific behavioral, performance, or contemporaneous physical indicators of drug and/or alcohol use.

Section 2. In the event a properly tested employee tests positive to job impairment for alcohol (0.04% blood alcohol level) or tests positive to job impairment for the existence of illegal drugs or controlled substances (e.g., marijuana, cocaine, phencyclidine, opiates, amphetamines, etc.), the employee is subject to the following measures:

        First Positive Test. Referral to and must successfully complete the treatment prescribed by a trained substance abuse professional.

        An employee who successfully completes treatment prescribed by a trained substance abuse professional may return to work upon presentation of proof of the completion of all requirements of that program. An employee who has a recommendation from such professional to return to work while continuing to undergo prescribed treatment may return to work by agreeing in writing to follow and complete the prescribed treatment, as incorporated in a Memorandum of Agreement between all parties.

        An employee who refuses to enter or complete prescribed treatment except for good cause shall be subject to immediate dismissal.

        Second Positive Test. A second positive test pursuant hereto within five (5) years shall result in immediate discipline up to and including dismissal.

Section 3. Employees required to take a drug or alcohol test will be paid for all time lost from work directly attributable to collection of the test sample.

Section 4. Test results will be disclosed only to necessary management personnel and the Union Shop Chairman and International Representative, and to any necessary other persons on a need to know basis. Test results will be maintained in a confidential file separate from an employee's personnel file.

Section 5. This Memorandum of Understanding shall not reduce the rights of the Company, the Union, or the employee, regarding any testing or related procedures required by or pursuant to law or regulation.

VII. MEMORANDUM OF AGREEMENT

Employees who have to travel away from home overnight or for extended periods of time to perform work for Auto-Air shall be compensated for time and expense as follows:

For traveling, the expenses of airfare and other transportation shall be paid for by the Company. Where an employee elects to use their own vehicle, the employee shall be compensated at the rate of twenty eight (28) cents per mile.

For lodging, arrangements for lodging shall be made by the Company. Auto-Air will pay the usual and customary expenses for hotels and motels.

For expenses, employees shall be reimbursed against receipts. These expenses for meals and/or other sundry expenses should not normally exceed twenty-five ($25) dollars per day. For accounting purposes, employees shall retain receipts from the trips and submit the receipts to accounting upon returning to Auto-Air.

For time keeping, employees shall give a detailed description on their time tickets of the hours spent in flight, awaiting connections, in transit to the airport or home, or directly engaged in work.

Rate of compensation for all travel time connected to travel away from home overnight shall be paid at the employee's normal straight time rate.

The Company agrees to allocate such travel time as equitably as affected employees skills permit, consistent with the needs of the job requirement.

                                  ATTACHMENT I

                           AUTO-AIR COMPOSITES, INC.
                   401 K EMPLOYEE SAVINGS AND INVESTMENT PLAN
                              SUMMARY DESCRIPTION

401K Employee Savings and Investment Plan provides a way for you to save for your future financial security while at the same time enjoying significant tax advantages:

Subject to applicable law, as a participant in this plan, if you elect to join:

*       You will save for your future through convenient salary reductions.

* You will obtain an immediate tax benefit on the money you contribute to the plan.

* You will be able to start saving with as little as two (2%) percent of your pay or as much as fifteen (15%) percent of your pay, but no more than $8,728.00 in any one year.

* Your account balance will be invested for future growth, according to your choice from the plan's three investment funds. Allocations to a particular fund shall be zero (0%) percent, twenty-five (25%) percent, fifty (50%) percent, seventy-five (75%) percent or one hundred (100%) percent of such contributions.

*       Earnings on your investment will grow tax free.

*       You will be able to borrow from your plan account balance.

* You may be eligible for favorable tax treatment when you receive a distribution from the Plan.

* Your account balance is payable to you when you leave the Company for any reason, or to your beneficiary in case of your death.

* Participants Elective Deferral Account shall be one hundred (100%) percent vested and nonforfeitable at all times.

* With written consent of spouse, a participant may elect to withdraw up to an amount equal to the balance credited to their account. Withdrawals for this purpose are to meet immediate and significant financial hardship.

*       An employee may elect to drop from the Plan at any time.

* The Plan shall not be amended, terminated or modified except as required by law during the term of this Agreement.

                         EMPLOYEE PERFORMANCE APPRAISAL


EMPLOYEE NAME:
              ------------------------------------------------------------------

CLASSIFICATION:
               -----------------------------------------------------------------

PERIOD COVERED:
               -----------------------------------------------------------------

DATE:
     ---------------------------------------------------------------------------

1.      QUANTITY OF WORK:

      O                1                 2                3
Unsatisfactory    Satisfactory          Good          Excellent
                                                                       ---------

2.      QUALITY OF WORK:

      O                1                 2                3
Unsatisfactory    Satisfactory          Good          Excellent
                                                                       ---------

3.      ATTENDANCE RECORD:

      O                1                 2                3
Unsatisfactory    Satisfactory          Good          Excellent
  O - 39.19       39.20 - 39.60    39.61 - 39.80     39.81 - 40.0
                                                                       ---------

4.      ACCURACY AND PROMPTNESS IN KEEPING WORK RELATED JOB FORMS AND TIME
        TICKETS:

      O                1                 2                3
Unsatisfactory    Satisfactory          Good          Excellent
                                                                       ---------

5.      COOPERATION AND RELIABILITY:

      O                1                 2                3
Unsatisfactory    Satisfactory          Good          Excellent
                                                                       ---------

                                        Total Points
                                                                       ---------

MERIT INCREASE APPROVED:       Yes              No
                                  ------          -------

SUPERVISOR:
           ---------------------

                 NEW ATTENDANCE POLICY EFFECTIVE APRIL 1, 1992
                      ATTENDANCE POLICY - HOURLY EMPLOYEES

PURPOSE: To establish and maintain an equitable policy to ensure an efficient operation.

           1.   General Policy
           2.   Perfect Attendance
           3.   Excused & Unexcused Absences
           4.   Call-In Policy
           5.   Make-Up Policy

1.      STATEMENT & POLICY

        It is the policy of the Company to encourage habits of good attendance and punctuality on the part of its employees. Management recognizes that circumstances beyond an employees' control may cause him/her to be absent from work for all or part of a day. However, unauthorized absence or excessive tardiness cost us all money and will not be tolerated. The established work day shall consist of eight (8) hours and the established work week shall consist of five (5) eight (8) hour days, Monday through Friday inclusive (page 18, Section 9.1 of Contract). Therefore, effective February 1, 1988, the Company affirms its 40 HOUR WORK WEEK POLICY.

2.      PERFECT ATTENDANCE TIME (P.A.T.)

        Any employee who works a perfect 40 hour work week will earn (2.0) hours per each perfect work week to be used throughout the calendar year. Employees will be permitted to accumulate up to a maximum of 104 hours to use or be paid for at the end of a quarter or calendar year subject to paragraph F below. This earned time must be used at a minimum of one hour increments prior to the end of the first quarter of the following calendar year, effective with the beginning of the 1995 calendar year.

3.      EXCUSED ABSENCES

A.      EXCUSED ABSENCES FOR THE WEEKLY AVERAGE AND FOR EARNING P.A.T.

        Paid holidays in accordance with Paragraph 11.1 of the Agreement.

        Paid funeral in accordance with Paragraph 16 of the Agreement.

        Paid vacation time.
        Paid jury duty.

        Union business for conferences and education.

        Attending classes at the request of and approved by the Company.

                 *The employee must provide proof and will be excused only for the time compensated by the court. The employee will be expected to return to work within a reasonable time (1 to 1 1/2 hrs.) if excused for the day, from jury duty.

B. EXCUSED ABSENCE FOR WEEKLY AVERAGE

     These absences will not earn P.A.T. and will not be charged with earned
     P.A.T.:
        -        Lack of work and being sent home by the Company.
        -        Personal leave of absence.
        - Approved excused absences for attending classes other than those referenced in subparagraph A, above.
        -        Military service, supported by verification.
        - Court appearances supported by written verification from the court.
        -        Leaving two (2) hours early before a holiday.
        -        Industrial injuries/illness.
        - A family related emergency or an urgent or compelling circumstance shall be excused if proof of such is turned in within two (2) days after the employee has returned to work.
        -        Disciplinary suspension.
        - Illness/injury disability of the employee only must be supported by a doctor's certificate stating the disability dates, that the employee was disabled for a partial or whole day due to illness or injury, and must be turned in the day returning, to be excused. Employees with a bona fide pattern of chronic absenteeism will also be required to furnish the Company with a diagnosis on the medical excuse.
        -        Paternity leave for birth or adoption limited to two (2) days.
        -        Unpaid funeral leave limited to one (1) day.
        -        Necessary travel time for paid or unpaid funeral leave.

C.      EXCUSED ABSENCE(S) FOR WEEKLY AVERAGE

        These absence(s) will not earn P.A.T. and shall automatically be charged with P.A.T. accrued to the date of the absence:

                 Appointments for self or family where the employee misses a partial or full day of work. Unexcused Hours (including unexcused leaving early).

        If no P.A.T. is available, the unexcused absence shall be subject to the attendance policy.

D. Earned P.A.T. shall not be charged to designated absences in Paragraph A & B of this section or tardies as defined in 5.A. Earned P.A.T. in hourly increments shall automatically be deducted from the designated absences in Paragraph 3.C.

        Employees with sufficient P.A.T. to cover designated absences in Paragraph 3.C will not be expected to furnish verification. These P.A.T. hours shall be used for all necessary appointments.

E. Although no proof is necessary to take this time off, an employee MUST let his/her supervisor know at least four (4) hours in advance except for reasons beyond the employee's control (or as otherwise excused by the supervisor) that he/she will be leaving for whatever time is necessary for a certain day. If the supervisor is not notified IN ADVANCE, except as provided above, this time off will be considered UNEXCUSED and the employee will be charged with double the hours of P.A.T. with a minimum of four (4) to a maximum of eight (8).

        An employee who leaves early with notification who has insufficient P.A.T. to cover all the unexcused absence shall be charged to the extent of the unexcused absence time, but not a tardy.

        An employee who leaves early without notification who has insufficient P.A.T. to cover all the unexcused absence shall be charged to the extent of the unexcused absence time or a tardy, but not both.

F. Those employees who have achieved perfect attendance for an entire quarter and have not used ANY of their P.A.T. during that quarter may elect to be paid 10 hours at their present rate of pay and lose twenty-six (26) hours of P.A.T. Employees who do not have perfect attendance for the quarter and employees with perfect attendance who elect not to be paid shall carry over their P.A.T. time into the next quarter. Only perfect attendance quarters shall be eligible for payment.

G. Employees experiencing bona fide chronic absenteeism may receive disciplinary action pursuant to the attendance policy. Any such action shall be subject to Article VI, Policy Grievances section "sufficient and just cause" in the Agreement.

H. Time off related to long term disability will be excused due to the fact that it is part of the paid disability. This time is excused for the weekly attendance average but will not count toward perfect attendance. Education (except as provided by 3.A above) and medical leaves of absence will also not be allowed time toward perfect attendance although it will be considered excused for the weekly attendance average in accordance with Paragraph 3.B.


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
I. No absence is automatically considered to be "excused" except those as stated above and in the contract.

J. P.A.T. accumulates from the hire-in date. However, an employee is not eligible to use any P.A.T. until he/she has joined the Union.

K. Once an employee agrees to work overtime pursuant to paragraph 9.6 of the Contract, that employee may not use P.A.T. for the unexcused scheduled overtime hours not worked.

4.      CALLED IN ABSENCE OR TARDINESS

        Employees shall call the automatic answering machine during the first hour of the work day when they are going to be absent. THE TELEPHONE NUMBER TO CALL IS: 393-4045. When you call in, state your name, the reason for your tardiness or absence and state if you plan on using earned time for this particular situation. Failure to call in with this information will count as unexcused time. You will not be able to use earned time unless advance notice is given. A call-in will count as advance notice if the correct procedure is followed.

        Employees who for any reason will be delayed in reporting for work more than a few minutes are required to call their supervisor to explain the circumstances. Employees who DO NOT report for work and have not called in within 60 minutes of their shift time to notify the Company of their tardiness and/or absence will be considered tardy pursuant to 5.A.

        Employees whose duties do not require them to leave the building in which they work must NOTIFY their supervisor in order to leave the Company during work hours except for scheduled lunch breaks.

5.      REGULAR WORK HOURS

A. Employees shall not be permitted to work any period of time beyond the normal quitting or starting time for the purpose of making up time lost due to tardiness or unauthorized absence.

        If an employee is tardy, he/she cannot work past the normal eight (8) hour shift time just for the purpose of making up time lost due to being tardy. If such an employee is on authorized overtime, he/she may work up until the end of the shift for the scheduled overtime.
        However, this employee is docked on overtime and is considered late on his/her attendance record. A tardy is defined as being late for work within the first sixty (60) minutes after the scheduled starting time, or failure to clock in on arrival or clock out when leaving the premises. Continued unexcused absence beginning with the second hour will be handled pursuant to Paragraph 3.C.


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B.      The minimum acceptable attendance is 98% per week (39.2 hours/week).
        If an employee has unexcused cumulative absences in excess of 6.4 hours in any eight (8) week period, which are not chargeable to P.A.T., disciplinary action will be taken. The maximum acceptable number of times tardy in any eight (8) week period is four (4) times tardy. Any eight (8) week period is considered the last eight (8) weeks on a constant running basis. Anything below this acceptable percentage or above the number of tardies will result in disciplinary action. All employees are expected to keep track of their own time. Thereafter, earned time will be posted on a monthly basis the first week following the end of the month. However, when earned time is used, the individual employee must fill out a Perfect Attendance Hours Request form and will receive a copy of remaining hours available to him/her.

C.      PROBATIONARY PERIOD

        If an employee is written up due to tardiness and/or absenteeism the policy of a ten (10) month/four (4) week probation remains effective. This period will be a running four week period. During each running four (4) week period during the ten month probation period, the employee must maintain a 39.2 hour/week average and not be absent in excess of 3.2 hours or more unexcused and not chargeable to P.A.T. during any four (4) week running period. The maximum acceptable number of times tardy in any four (4) week running period shall be two times.


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
                  GRACE PERIOD - EFFECTIVE SEPTEMBER 26, 1988

A grace period for punching the time clock has been established. The grace period will be available:

        1.       When punching in at the beginning of your shift,

                                       OR

        2.       When punching in after lunch.

The grace period can be used either at the start of a shift or after lunch, but cannot be used on the same day for both. THE GRACE PERIOD CANNOT BE SPLIT OR SAVED.

An example for shifts beginning at 6:30 a.m.: Start time registers on the time card as 6:50. Under the grace period, you will not be penalized for your tardiness until the elapsed time on your time card registers 6:56 or more. At 6:56, the time is at least thirty three minutes and thirty-six seconds past the hour.

Also, for the 6:30 a.m. to 3:00 p.m. shift's lunch period, you will not be penalized for tardiness until the registered time on your time card reads 12:14, the time is at least eight minutes and thirty-six seconds past the hour.

There is no grace period for punching out early prior to your lunch period or at the end of your shift. If any of these incidents occur, you will be docked.

The Company and the Union have endorsed this policy. The Company and the Union also request that the policy not be abused.

     Richard Lund                    Jean McMullen
     John Scholar                    Al Sklapsky
     John Williams, III              Bill Adair

              ADDITION TO GRACE PERIOD - EFFECTIVE MARCH 15, 1992

                 The grace period shall not be used more than one (1) time per week. Additional late punches will be treated as tardies. The Company and the Union have endorsed this policy.


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